UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PROFUSA, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

PROFUSA, INC.

626 Bancroft Way

Suite A

Berkeley, CA 94710

Dear Stockholder:

As you are aware, the Board of Directors of Profusa, Inc. (the “Company,” “we,” or “our”) called a Special Meeting of Stockholders (the “Special Meeting”) on October 7, 2025 at 10:00 A.M. Eastern Time, or at any adjournment or postponement thereof. On date of the Special Meeting, the meeting was convened, and adjourned, without conducting any business because the Company did not have a sufficient number of shares of the Company’s common stock present in person or represented by proxy at the Special Meeting to constitute a quorum. The adjourned Special Meeting will reconvene on Monday, October 20, 2025 at 10:00 a.m. Eastern Time.

The information in this letter is intended to supplement and amend certain information included in the definitive proxy statement relating to the Special Meeting, which was filed with the Securities and Exchange Commission on September 23, 2025 (the “Proxy Statement”).

Quorum Requirement

The purpose of this letter is to provide new information about the quorum requirement for the Special Meeting. On October 7, 2025, our Board of Directors adopted resolutions to amend our Bylaws to provide that the holders of 33 and 1/3% of the outstanding shares of Common Stock will constitute a quorum at all meetings of our stockholders for the transaction of business (the “Bylaw Amendment”), including at the Special Meeting. Our Bylaws previously provided that the holders of a majority of the outstanding shares of stock constituted a quorum at all meetings of our stockholders for the transaction of business. By reducing the quorum requirement from a majority of outstanding stock to 33 and 1/3% of outstanding stock, we are more likely to reach quorum and hold a valid stockholders meeting. In particular, our Board of Directors believes that there are important proposals to be considered by stockholders at the Special Meeting including, but not limited to, an increase in authorized shares. If a quorum cannot be obtained, no action can be taken on these matters, and the Company would be obligated to incur the expense of calling and holding another meeting of its stockholders. Moreover, the Board believes that the new quorum requirement is high enough to ensure that a broad range of stockholders are represented at meetings, while also reducing the risk of the Company needing to adjourn such meetings.

Supplemental Disclosures to the Proxy Statement

The following Q&A from page 3 of the Proxy Statement is amended to read as follows:

Q: What constitutes a quorum?

A: The holders of one-third of the 40,859,307 shares of Common Stock outstanding as of the Record Date, either present by remote communication or represented by proxy, constitutes a quorum. A quorum is necessary to conduct the Special Meeting. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Special Meeting or represented by proxy, the chairman of the meeting or the stockholders present by attendance at the meeting or by proxy may adjourn the Special Meeting until a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

Impact of the Quorum Change on Voting at the Special Meeting

The approval of each of the Proposals requires the affirmative vote of a majority of the votes cast on the matter. As a result of the Bylaw Amendment, fewer outstanding shares of stock will be required to constitute a quorum at the Special Meeting. This means that if the number of shares represented at the Special Meeting satisfies the new quorum requirement but is less than a majority of our outstanding shares of stock, the affirmative vote of fewer shares will be required to approve each of the Proposals than if the Bylaw Amendment had not been approved.

Impact on Proxies Previously Submitted

Unless stockholders want to change their vote on any or all of the Proposals, this Bylaw Amendment will not impact any proxies previously submitted in connection with the Special Meeting and such proxies will continue to be counted as disclosed in the Proxy Statement. If you wish to change your vote, we refer you to the procedures set forth in the Proxy Statement, in particular, under the Special Meeting entitled “Proxies; Board Solicitation.”

Additional Information

This letter should be read in conjunction with the Proxy Statement, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to participate in the Special Meeting, we ask that you promptly cast your vote following the instructions provided on the proxy card or on the materials provided by your broker if you own your shares in “street name.”

By order of the Board of Directors:

/s/ Ben Hwang
Ben Hwang
Chief Executive Officer

October 7, 2025

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